THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                              CONVERSION AGREEMENT

      THIS CONVERSION AGREEMENT, dated as of January 6, 2004, is made by and between Infinium Labs, Inc., a Delaware corporation ("Company"), and Phoenix Capital Opportunity Fund, LP ("Holder").

      WHEREAS, the Company issued to Holder that certain 15% Secured Debenture, dated September 10, 2004 ("Note"); and

      WHEREAS, Company and Holder wish to provide for the terms and conditions pursuant to which the Note may be converted to common stock, par value $0.0001 per share ("Common Stock"), of the Company;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

      1. Conversion of Note. The Company and Holder hereby agree that the outstanding principal balance of the Note and all interest accrued and unpaid thereon ("Balance") shall convert into shares of the Company's Common Stock at a per share price equal to ten cents ($.10). The Company and Holder agree that the Balance is $704,375 and that upon conversion of the Note in full and the issuance by the Company of (i) 7,043,750 shares of Common Stock ("Conversion Shares") as full payment of the Balance and (ii) 175,000 shares of Common Stock ("Interest Shares") pursuant to the letter agreement between Holder and the Company dated December 20, 2004, the Company shall be forever released from all its obligations and liabilities under the Note.

      2. Closing. At the Closing, Holder shall deliver the Note to the Company and the Company shall deliver the Conversion Shares and the Interest Shares to Holder.

      3. Further Assurances. In connection with the conversion of the Note, the Holder, by entering into this Conversion Agreement, agrees to execute all agreements and other documents as reasonably requested by the Company.

      4. Investor Representations and Warranties and Covenants. The Holder represents, warrants and covenants to the Company as follows:

            a. No Registration. Such Holder understands that the Note, the Conversion Shares and the Interest Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act") by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Holder's representations as expressed herein or otherwise made pursuant hereto.


                                                                    Company:____
                                                                     Holder:____

            b. Investment Intent. Such Holder has acquired the Note, and is acquiring the Conversion Shares and Interest Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Holder further represents that it will not violate the Securities Act and does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to the Note, Conversion Shares and Interest Shares.

            c. Investment Experience. Such Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Holder can protect its own interests. Such Holder has such knowledge and experience in financial and business matters so that such Holder is capable of evaluating the merits and risks of its investment in the Company.

            d. Residency. The residency of the Holder (or, in the case of a partnership or corporation, such entity's principal place of business) is correctly set forth on the signature page hereto.

            e. Speculative Nature of Investment. Such Holder understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Such Holder can bear the economic risk of such Holder's investment and is able, without impairing such Holder's financial condition, to hold the Conversion Shares and Interest Shares for an indefinite period of time and to suffer a complete loss of such Holder's investment.

            f. Access to Data. The Holder and its advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of the Company and any reasonably requested materials requested by the Holder. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Holder has had the opportunity to obtain and to review the Company's filings available on the EDGAR web site of the Securities and Exchange Commission (www.sec.gov).

            g. Accredited Investor. The Holder is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

            h. Rule 144. Such Holder acknowledges that the Conversion Shares and Interest Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. Such Holder acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Conversion Shares or Interest Shares. Such Holder understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.


                                                                    Company:____
                                                                     Holder:____

            i. Authorization.

                  i. Such Holder has all requisite power and authority to execute and deliver this Conversion Agreement, and to carry out and perform its obligations under the terms hereof. All action on the part of the Holder necessary for the authorization, execution, delivery and performance of this Conversion Agreement, and the performance of all of the Holder's obligations herein, has been taken.

                  ii. This Conversion Agreement, when executed and delivered by the Holder, will constitute valid and legally binding obligations of the Holder, enforceable in accordance with its terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

                  iii. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Holder in connection with the execution and delivery of this Conversion Agreement by the Holder or the performance of the Holder's obligations hereunder.

            j. Brokers or Finders. Such Holder has not engaged any brokers, finders or agents, and the Company has not, and will not, incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Conversion Agreement and the transactions related hereto.

            k. Tax Advisors. Such Holder has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Conversion Agreement. With respect to such matters, such Holder relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Conversion Agreement.


                                                                    Company:____
                                                                     Holder:____

            l. Legends. Such Holder understands and agrees that the certificates evidencing the Conversion Shares and Interest Shares shall bear a legend in substantially the form as follows (in addition to any legend required by any other applicable agreement or under applicable state securities laws):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

      5. Registration Rights. In the event that the Company enters into a definitive agreement to complete a Qualified Financing on or before March 1, 2005, the Company shall grant Holder "piggyback" registration rights with respect to the Conversion Shares and Interest Shares in connection with the Qualified Financing (as defined herein), provided that the investors in the Qualified Financing may reasonably limit the registration rights granted hereunder to pro-rata participation based on Holder's percentage ownership in the Company. A "Qualified Financing" shall be the closing of a transaction (or series of related transactions) after the date hereof in which the Company issues and sells shares of its capital stock in exchange for aggregate gross proceeds of at least $12,000,000. If the Company has not entered into a Definitive Agreement to complete a Qualified Financing on or before March 5, 2004, Holder may make a written request for registration of the Conversion Shares and Interest Shares under the Securities Act of 1933 for sale in an offering (a "Demand Registration"). Upon a request for a Demand Registration, the Company shall use commercially reasonable efforts to effect such Demand Registration in accordance with the terms of this Section 6. The Company shall have no obligation to register Conversion Shares or Interest Shares under this
Section 6 on more than two occasions.

                                      * * *


                                                                    Company:____
                                                                     Holder:____

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereonto duly authorized as of the day and year first above written.

INFINIUM LABS, INC.


By: /s/ Timothy M. Roberts
    -------------------------------------------------
    Timothy M. Roberts
    Chief Executive Officer

PHOENIX CAPITAL OPPORTUNITY FUND, LP


By: /s/ David Rosenberg
    -------------------------------------------------
    David Rosenberg
    Managing Director


By: /s/ Roger Tichenor
    -------------------------------------------------
    Roger Tichenor
    Managing Director

Address:   One Sarasota Tower
           2 N. Tamiami Trail, Suite 310
           Sarasota, FL  34236


                                                                    Company:____
                                                                     Holder:____